Issuer Free Writing Prospectus
Pricing Term Sheet	Filed Pursuant to Rule 433
Dated May 21, 2012	Registration Statement No. 333-181212
Supplementing the Preliminary Prospectus Supplement dated May 21, 2012 and the Prospectus dated May 7, 2012

ENERGIZER HOLDINGS, INC.

4.700% Senior Notes due 2022

The information in this pricing term sheet relates only to Energizer Holdings, Inc.’s offering (the “Offering”) of its 4.700% Senior Notes due 2022 and should be read together with (i) the preliminary prospectus supplement dated May 21, 2012 relating to the Offering and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Preliminary Prospectus Supplement”) and (ii) the accompanying prospectus dated May 7, 2012, including the documents incorporated by reference therein, which is included in Registration Statement No. 333-181212 (the “accompanying Prospectus”).

Issuer:	Energizer Holdings, Inc.

Size:	$500,000,000

Guarantee:	The notes will be guaranteed by existing and future subsidiaries that are guarantors under any of the Company’s credit agreements or other indebtedness for borrowed money.

Maturity:	May 24, 2022

Price to Public:	99.716%

Coupon (Interest Rate):	4.700%

Yield to Maturity:	4.736%

Spread to Benchmark Treasury:	T+300 bps

Benchmark Treasury:	UST 1.75% due May 2022

Benchmark Treasury Price and Yield:	100-04 / 1.736%

Interest Payment Dates:	May 24 and November 24, commencing on November 24, 2012

Make-whole Call:	T + 45 basis points

Trade Date:	May 21, 2012

Settlement Date:	May 24, 2012

Expected Ratings:	Baa3 / BBB- (Stable / Stable)

CUSIP:	29266R AC2

ISIN:	US29266RAC25

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers	Mitsubishi UFJ Securities (USA), Inc. SunTrust Robinson Humphrey, Inc.

Commissions and Discounts:	Any notes sold by the underwriters to securities dealers may be sold at a discount from the Price to Public of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the Price to Public of up to 0.25% of the principal amount of notes.
The following table shows the public offering price, underwriting discount and proceeds before expenses to the Issuer.

	Per Note	Total
Public offering price	99.716%	$498,580,000
Underwriting discounts	00.650%	$3,250,000
Proceeds, before expenses, to the Issuer	99.066%	$495,330,000

Security ratings reflect the views of the rating agency only. An explanation of the significance of these ratings may be obtained from the rating agency. Such ratings are not a recommendation to buy, sell or hold securities, but rather an indication of creditworthiness. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that the circumstances warrant the change. Each rating should be evaluated independently of any other rating.

The Issuer has filed a registration statement (including the Preliminary Prospectus Supplement and the accompanying Prospectus) with the Securities and Exchange Commission, or SEC, for the Offering to which this pricing term sheet relates. Before you invest, you should read the Preliminary Prospectus Supplement and the accompanying Prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the Offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the Offering will arrange to send you the Preliminary Prospectus Supplement and the accompanying Prospectus if you request it by calling Goldman, Sachs & Co. at 1-866-471-2526 or by emailing prospectus-ny@ny.email.gs.com, J.P. Morgan Securities LLC collect at 1-212-834-4533, or Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com.

The information in this pricing term sheet supplements and amends the information in the Preliminary Prospectus Supplement and the accompanying Prospectus, and should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying Prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS PRICING TERM SHEET AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS PRICING TERM SHEET BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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